EXHIBIT 99.1

INAMED "Innovation and Medicine"                      INAMED CORPORATION
                                                      700 Ward Drive
                                                      Santa Barbara, CA  93111
                                                      (805) 692-5400 Telephone
                                                      (805) 692-5441 Facsimile

COMPANY CONTACTS:                   Richard G. Babbitt
                                    (805) 692-5400

                                    Ilan K. Reich
                                    (212) 626-6800

              COURT GRANTS FINAL APPROVAL OF MANDATORY CLASS ACTION
                       SETTLEMENT OF INAMED CORPORATION'S

                            BREAST IMPLANT LITIGATION

Santa Barbara,  California--February  2, 1999--INAMED  Corporation (OTC Bulletin
Board: IMDC) announced today that federal Judge Sam C. Pointer, Jr. has signed and entered a final order and judgment approving a "limited fund" mandatory class action settlement of virtually all of the breast implant litigation against the Company.

The final order certifies a mandatory settlement class of plaintiffs including all women, both domestic and foreign, who received breast implant products prior to June 1, 1993 which were manufactured by the Company's McGhan Medical and CUI Corp. subsidiaries. The order approves the settlement of the thousands of cases and claims by that class of plaintiffs in exchange for the payment of $32 million of cash, which will be allocated and distributed to class members in future proceedings to be supervised by the court.

Individual plaintiffs included within the mandatory class cannot opt-out of the settlement. The final order also includes a permanent injunction prohibiting class members from commencing or prosecuting federal or state court lawsuits for claims covered by the class action settlement and a bar against lawsuits by certain persons and entities with indemnification and contribution claims.

The final order also approves the Company's amended settlement of a significant contractual indemnity claim by 3M Corp. against the Company's McGhan Medical subsidiary. That claim arose from the 1984 acquisition of 3M Corp.'s plastic surgery business. In the amended settlement just reached, 3M Corp. has consented to waive the condition for the release of its indemnity claim which was part of an original April 1998 agreement in exchange for a payment of $3 million, which will be made shortly, and the Company's assumption of contingent liability for a prescribed portion of 3M Corp.'s costs associated with claims involving medical prostheses manufactured by the Company after the 1984 acquisition. The amended settlement with 3M Corp. will not have a material financial impact on the Company.

If the period for filing appeals of the court's final order and judgment passes with no appeals being


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filed,  then by early June 1999 INAMED Corp.  will be required to fund the $25.5 million subordinated note for the benefit of the plaintiff class which was deposited into a court-supervised escrow account in October 1998. At the same time the Company will be obligated to pay $3 million for the approximately 426,000 shares of common stock also included in that escrow account; however, as announced in April 1998, the Company has assigned that obligation to its senior debt holders. If an appeal is filed, all of those funding obligations would be deferred pending completion of the appellate proceedings.

The Company is considering the most effective alternative for financing its obligations under the settlement agreement, including through the exercise of various warrants which were previously issued for this purpose and/or new bridge or permanent debt financing. Appaloosa Management LP, which is the largest holder of the Company's senior debt, has recently confirmed its intention to fund the litigation settlement. It is possible that in order to obtain the financing to fund the litigation settlement the Company would adjust the exercise price of certain warrants or issue new equity- related securities, which could be dilutive to current shareholders and other holders of warrants.

INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

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